Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of shares of common stock under the Sirius XM Radio Inc. 401(k) Savings Plan of our report dated February 29, 2008, except Note 17 related to the 2007 financial information, as to which the date is March 10, 2009, with respect to the consolidated financial statements and schedule of Sirius XM Radio Inc. (formerly Sirius Satellite Radio Inc.) and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
September 8, 2010